EXHIBIT 99.1

Contact:	David Benck
Vice President - General Counsel
(205) 942-4292

HIBBETT NAMES VETERAN RETAIL INDUSTRY EXECUTIVE MICHAEL E. LONGO
AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

BIRMINGHAM, Ala. (December 16, 2019) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), an athletic‑inspired fashion retailer, today announced that Michael E. Longo has been named President and Chief Executive Officer.  Effective December 16, 2019, Mr. Longo will succeed Jeff Rosenthal, who announced his planned retirement in March of 2019.  In addition, effective with his appointment as CEO, Mr. Longo will replace Mr. Rosenthal on the Company’s Board of Directors.

Commenting on the announcement, Anthony F. Crudele, Chairman of the Board, stated, "We are very pleased to name Mike Longo as President and Chief Executive Officer after a thorough search and selection process by the Board of Directors.  We have had the opportunity to work with Mike over the last year as President of City Gear.  Given Mike’s extensive retail industry and leadership experience, we believe he is uniquely qualified to help strengthen Hibbett’s leadership position in both the customer experience and the active footwear and apparel industry.  Mike has a demonstrated track record for assessing evolving consumer and customer trends and needs and managing with an eye toward not only the short-term, but the long-term as well.  His leadership skills, strategic acumen, dedication and integrity will be invaluable as we apply a laser focus to the rapidly changing retail marketplace.  We look forward to working with Mike as he leads Hibbett forward and to his contributions to the Company’s Board of Directors.

"The Board would also like to express its appreciation to Jeff Rosenthal for his 21 years of service, including nine as President and Chief Executive Officer and six serving on the Company’s Board of Directors, and for setting a high standard of leadership and excellence for the Company. We are indebted to his focus on the business during this transition and wish him the best in his future endeavors."

Mr. Longo served as Chief Executive Officer for Memphis‑based City Gear, LLC., where he oversaw the successful acquisition of the company in 2018 by Hibbett Sports.  Establishing the company in 2006, he was instrumental in creating a unique brand in city specialty retailers and grew the business through various acquisitions. Prior to City Gear, he worked in positions of increasing leadership roles with AutoZone, Inc. starting as a Vice President in 1996 to Executive Vice President in 2005. In addition, he has served on the Board of Directors of Heniff Transportation Company since 2017 and Exide Technologies since 2015, currently serving as its Operations Committee Chairman and as a member of both its Audit and Governance Committees.  Mr. Longo holds a Bachelor of Science degree in Engineering from the United States Military Academy and an MBA from Harvard University.

In commenting on his new position, Mr. Longo said, "I am humbled and extremely honored to be appointed President and Chief Executive Officer of Hibbett Sports.  It's a very exciting time for Hibbett as we continue our mission of improving the productivity of our store base while also growing the omni‑channel business to deliver a differentiated customer experience to underserved markets.  I look forward to working with the Company's Board of Directors, leadership team and all Hibbett employees to further that mission."

Hibbett, headquartered in Birmingham, Alabama, is a leading athletic-inspired fashion retailer with approximately 1,100 stores under the Hibbett Sports and City Gear banners, primarily located in small and mid-sized communities.  Founded in 1945, Hibbett has a rich history of convenient locations, personalized customer service and access to coveted footwear, apparel and equipment from top brands like Nike, Jordan, Adidas, and Under Armour.  Consumers can browse styles, find new releases, shop looks and make purchases online or in their nearest store by visiting www.hibbett.com or www.citygear.com.  Follow us @hibbettsports and @citygear.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are “forward looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “forecast,” “guidance,” “outlook,” “estimate,” “continue,” “will,” “may,” “could,” “possible,” “potential” or other similar words, phrases or expressions.  For example, our forward-looking statements include statements regarding the expected contributions and focus of Mr. Longo as President and Chief Executive Officer and our goal of improving the productivity of our store base while growing our omni-channel business.  Such statements are subject to risks and uncertainties.  For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the “Risk Factors,” “Business” and “MD&A” sections in our Annual Report on Form 10-K filed on April 18, 2019, and in our Quarterly Report on Forms 10-Q filed on July 8, 2019, September 11, 2019 and December 11, 2019.  In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

-END OF EXHIBIT 99.1-